As filed with the Securities and Exchange Commission on February 5, 2002

                                                    Registration No. 333-_______




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              PREFERRED VOICE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                      75-2440201
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                     Identification No.)

       6500 Greenville Avenue
            Suite 570
           Dallas, Texas                                    75206
(Address of principal executive offices)                 (Zip Code)


                              PREFERRED VOICE, INC.
                               2000 STOCK PLAN FOR
                           INCENTIVE STOCK OPTIONS AND
                           OTHER EQUITY PARTICIPATION
                            (Full title of the plan)


            Mary Merritt                                    Copy to:
           Vice-President                            Mark. D. Wigder, Esq.
        Preferred Voice, Inc                         Jenkens & Gilchrist,
       6500 Greenville Avenue                     A Professional Corporation
        Dallas, Texas 75206                      1445 Ross Avenue, Suite 3200
          (214) 265-9580                            Dallas, Texas  75202
 (Name, address and telephone number
including area code of agent for service)



                         CALCULATION OF REGISTRATION FEE
============================================= ======================= ===================== ========================= ==============

                                                                            Proposed                Proposed
             Title of Class of                        Amount                Maximum                 Maximum              Amount of
        Securities to be Registered                   to be              Offering Price            Aggregate            Registration
                                                 Registered(1)(2)          per Share          Offering Price(3)(4)         Fee(4)
--------------------------------------------- ----------------------- --------------------- ------------------------- --------------

Common Stock, $.001 par value per share          2,000,000 shares            (3)(4)              $3,110,332.13            $743.37
============================================= ======================= ===================== ========================= ==============

     (1) The securities to be registered consist of 2,000,000 shares reserved for issuance under the Preferred Voice, Inc. 2000 Stock Plan for Incentive Stock Options and Other Equity Participation (the "Plan").

     (2) Pursuant to Rule 416, this registration statement is deemed to include additional shares of common stock issuable under the terms of the Plan to prevent dilution resulting from any stock splits, stock dividends, recapitalizations and similar transactions.

     (3)  Estimated solely for the purpose of calculating the registration fee.

     (4) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the common stock offered hereunder pursuant to the Plan is based on (i) 988,175 shares of common stock reserved for issuance under the Plan but not subject to outstanding stock awards, at a price per share of $1.455, which is the average of the bid and asked price per share of common stock on February 1, 2002, and (ii) the following shares of common stock reserved for issuance under the Plan and subject to stock options already granted thereunder at the following exercise prices:

                  No. of Shares of Common Stock                Exercise Price
                      Reserved for Issuance                       Per Share

                          504,000                                 $1.40
                          347,825                                 $1.50
                           60,000                                 $2.42
                          100,000                                 $3.00

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

-------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8 and will be sent or given to participants in the and the Plan as specified by Rule 428(b)(1) under the Securities Act.


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

                  (1) the registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 filed with the Commission on June 29, 2001;

                  (2) the registrant's Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2001, filed with the Commission on August 10, 2001;

                  (3) the registrant's Current Report on Form 8-K filed with the Commission on April 30, 2001;

                  (4) the registrant's Current Report on Form 8-K filed with the Commission on May 7, 2001;

                  (5) the registrant's Current Report on Form 8-K filed with the Commission on November 21, 2001;

                  (6) the registrant's Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on December 5, 2001;

                  (7) the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001;

                  (8) the registrant's Amendment No. 1 to the Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2001, filed with the Commission on August 20, 2001; and

                  (9) the registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed with the Commission on November 19, 2001.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a

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

part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4.  Description of Securities.

         The authorized capital stock of Preferred Voice, Inc. (the "Company") consists of 50,000,000 shares of common stock, par value $0.001 per share. As of January 30, 2002, there were outstanding:

          o 18,314,571 shares of Company common stock, held of record by approximately 2,400 stockholders;

          o    warrants to purchase 4,278,703 shares of Company common stock;

          o    options to purchase 1,308,825 shares of Company common stock; and

          o a convertible note with an option to convert such note into 25,000 shares of Company common stock.

         The following is a summary of the material provisions of the Company's common stock, stock purchase warrants, registration rights granted by the Company, the Company's amended certificate of incorporation and its bylaws.

Common Stock

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to such dividends as may be declared by the Company's board of directors out of legally available funds. In the event of the Company's liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The Company has not authorized any preferred stock.

Stock Purchase Warrants

         The Company has issued warrants at varying exercise prices, in various amounts and at various times to pay different obligations, to secure additional financing and to compensate employees for their services. Generally, the warrants are immediately exercisable, usually for a term of three to five years. The exercise price and the number of shares to be issued upon exercise of the warrant is subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares pursuant to the terms of the applicable warrant certificate. The Company has extended the exercise period for certain warrants under different circumstances, as well. Most of these warrants entitle the holders to "piggyback registration" rights, as set forth below.

Registration Rights

         The Company has given registration rights to the stockholders holding warrants for 4,224,668 shares of common stock of the Company pursuant to the terms of such warrants. The registration rights typically granted in the warrants provide the warrant holder with the right to register the resale of such holders' shares if the Company proposes to register any of its securities under the Securities Act, for a specified time period that is usually five years from the date of grant of the warrant. The Company typically has agreed in the warrant to keep the registration statement effective for at least nine months.

         In conjunction with the private placement of shares of the Company's common stock and/or warrants of the Company on December 22, 1999, August 24, 2000, April 11, 2001 and November 21, 2001, the Company granted investors certain registration rights. The resale of the common stock and common stock underlying the warrants issued in the December 22, 1999, August 24, 2000 and April 11, 2001 private offerings were registered pursuant to the registration statement, as amended, that was filed with the Commission and was declared effective on August 23, 2001. The resale of the common stock and common stock underlying the warrants issued in the November 21, 2001 private offering was registered pursuant to the registration statement, as amended, that was filed with the Commission and was declared effective on January 14, 2002.

         Additionally, on November 20, 2001, the board of directors approved the issuance of warrants to our advisory board and board of directors members which warrants also include "piggyback registration" rights.

Additional Rights

         In the Company's November 21, 2001 offering, the Company provided the investors with antidilution protection until November 21, 2002. The Company agreed that if it issued any shares, convertible securities, options or warrants to any third party for a price per share or with a conversion ratio or exercise price, as the case may be, below $1.25, the Company will issue to each investor, without payment of any additional consideration by such investors, that number of additional shares of Company common stock that is equal to the difference between (a) the total consideration paid by such investor divided by the consideration per share paid by the third party and (b) the number of shares issued to such investor pursuant to the subscription agreement. The Company has not issued any shares pursuant to this provision at this time.

Anti-Takeover, Limited Liability and Indemnification Provisions

         Delaware Anti-Takeover Law. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, except under the circumstances set forth below. For these purposes, a business combination includes a merger or sale of more than 10% of the Company's assets, and an interested stockholder includes a stockholder who owns 15% or more of the Company's outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         The Company has authority under Delaware General Corporate Law Title 8
Section 145 to indemnify its directors and officers to the extent provided for in such statute. The Company's amended certificate of incorporation permits indemnification of directors and officers to the fullest extent permitted by law. Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

         o        conducted himself or herself in good faith;

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

         o reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

         o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         Any such person may be indemnified against expenses (including attorneys' fees), judgments, fines (including excise taxes) and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

         A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

         In addition, the Company's amended certificate of incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the Company or its stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

         o for any transaction from which the director derives an improper personal benefit.

         Additionally, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. The effect of these provisions is to eliminate the Company's rights and the Company's stockholders' rights, through stockholders' derivative suits on the Company's behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.


Item 7.  Exemption from Registration Claimed.

     None.


Item 8.  Exhibits.

     (a) Exhibits.

     The following documents are filed as a part of this registration statement.

     Exhibit               Description of Exhibit

         4.1 Preferred Voice, Inc. 2000 Stock Plan for Incentive Stock Options and Other Equity Participation, filed as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, and incorporated herein by reference.


         4.2 Certificate of Incorporation of Preferred/Telecom, Inc. filed as Exhibit 3.1 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference

         4.3 Bylaws of the Preferred/Telecom, Inc., filed as Exhibit 3.4 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

         5.1      Opinion of Jenkens & Gilchrist, a Professional Corporation.

         23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion filed as Exhibit 5.1)

         23.2     Consent of Philip Vogel & Company, PC, independent auditors.

         24.1     Power of Attorney (on signature page).


Item 9.  Undertakings.

     A.  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 1, 2002:

                                      PREFERRED VOICE, INC.


                                      By:      /s/ G. Ray Miller
                                         ---------------------------------------
                                      Name:    G. Ray Miller
                                      Title:   Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary Merritt, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Capacity                                           Date
---------                               --------                                           ----


/s/ G. Ray Miller                       Chief Executive Officer and Chairman of the        February 1, 2002
-------------------------------         Board of Directors (Principal Executive
G. Ray Miller                           Officer)


/s/ Mary G. Merritt                     Director, Vice President of Finance and            February 1, 2002
-------------------------------         Secretary/Treasurer (Principal Financial and
Mary G. Merritt                         Accounting Officer)


/s/ Scott V. Ogilvie                    Director                                           January 31, 2002
-------------------------------
Scott V. Ogilvie


/s/ Leslie A. Melzer                    Director                                           January 30, 2002
-------------------------------
Leslie A. Melzer


                                  EXHIBIT INDEX

Exhibit         Document Description
Number          --------------------
---------------

         4.1 Preferred Voice, Inc. 2000 Stock Plan for Incentive Stock Options and Other Equity Participation, filed as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, and incorporated herein by reference.

         4.2 Certificate of Incorporation of Preferred/Telecom, Inc. filed as Exhibit 3.1 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

         4.3 Bylaws of the Preferred/Telecom, Inc., filed as Exhibit 3.4 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

         5.1      Opinion of Jenkens & Gilchrist, a Professional Corporation.

         23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion filed as Exhibit 5.1).

         23.2     Consent of Philip Vogel & Company, PC, independent auditors.

         24.1     Power of Attorney (on signature page).